[LETTERHEAD OF WELLS FARGO BANK, N.A.]

WAIVER

March 31, 2005

Wild Oats Markets, Inc.

3375 Mitchell Lane

Boulder, CO 80301

Attention: Chief Financial Officer

1. Reference is made in this Waiver (this "Waiver") to that certain Second Amended and Restated Credit Agreement, dated as of February 26, 2003, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of May 21, 2004, as further amended by that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of August 3, 2004, and as further amended by that certain Third Amendment to Second Amended and Restated Credit Agreement dated as of November 4, 2004 (as amended, the "Credit Agreement") among (i) WILD OATS MARKETS, INC., a Delaware corporation (the "Borrower"), (ii) each of the financial institutions listed in Schedule I to the Credit Agreement (collectively, the "Lenders") constituting Required Lenders, and (iii) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement.

2. Pursuant to Section 5.03(c) of the Credit Agreement, the Borrower has agreed, unless the Required Lenders shall otherwise consent in writing, not to permit Stockholders’ Equity on any Determination Date to be less than the Minimum Shareholders’ Equity Amount on such Determination Date, as calculated in accordance with Section 5.03(c) of the Credit Agreement.

3. Recently, the U.S. Securities and Exchange Commission (the "SEC") issued a letter dated February 7, 2005, in which it set forth the SEC’s view concerning the appropriate accounting under GAAP of (i) the amortization of leasehold improvements by a lessee in an operating lease with lease renewals, (ii) the pattern of recognition of rent when the lease term in an operating lease contains a period where there are free or reduced rents (commonly referred to as "rent holidays"), and (iii) incentives related to leasehold improvements provided by a landlord/lessor to a tenant/lessee in an operating lease (such letter, the "SEC Pronouncement").

4. Pursuant to the SEC Pronouncement, the Borrower has determined that it needs to restate its audited Financial Statements for its Fiscal Years 2000 through 2003 and its Financial Statements presented to the Lenders for Fiscal Year 2004. As a result of such restatements, the Borrower will have failed to satisfy the covenant set forth in Paragraph 2 above in that Stockholders’ Equity at the end of each Fiscal Quarter from and including the first Fiscal Quarter following the Closing Date through the Fiscal Quarter ending on or around January 1, 2005 will have been less than the Minimum Shareholders’ Equity Amount as of each such Fiscal Quarter. The Borrower’s failure to satisfy such covenant would have resulted in the occurrence and the continuance of an Event of Default (such Event of Default, the "Stockholders’ Equity Event of Default").

5. The Borrower has approached the Lenders and the Administrative Agent and requested that the Required Lenders waive the Borrower’s compliance with such covenant and the Lender’s rights and remedies under the Credit Agreement and the other Credit Documents with respect to occurrence and continuance of the Stockholders’ Equity Event of Default.

6. To induce the Administrative Agent and the Required Lenders to waive the Borrower’s compliance with such covenants and the Lender’s rights and remedies under the Credit Agreement and the other Credit Documents with respect to occurrence and continuance of the Stockholders’ Equity Event of Default, the Borrower has represented and warranted to the Administrative Agent and the Lenders that, on the date of this Waiver and after giving effect to the waiver set forth in Paragraph 7 below:

(a) The representations and warranties of the Loan Parties set forth in Article IV of the Credit Agreement and in the other Credit Documents are true and correct in all material respects as if made on the date hereof (except for representations and warranties expressly made as of a specified date, which are true and correct in all material respects as of such date);

(b) Except as described herein and in the Waiver dated March 28, 2005 among Borrower and the Lenders, no Default or Event of Default has occurred and is continuing;

(c) The Stockholders’ Equity Event of Default would not have occurred but for the SEC Pronouncement and the resulting restatement of the Borrower’s audited Financial Statements for the Fiscal Years 2000 through 2003 and its Financial Statements presented to the Lenders for Fiscal Year 2004; and

(d) The Credit Agreement, the Security Agreement, the Pledge Agreement and the Guaranty are in full force and effect.

7. Pursuant to Section 8.04 of the Credit Agreement, the Required Lenders executing this Waiver below hereby waive, subject to Paragraphs 8 and 9 below, the Borrower’s compliance with the covenant described in Paragraph 2 above and the Stockholders’ Equity Event of Default that has occurred and is continuing as a result of such non-compliance.

8. Notwithstanding any of the foregoing, the waiver set forth in Paragraph 7 above shall only be effective with respect to such covenant and the Stockholders’ Equity Event of Default. The waiver set forth in Paragraph 7 above shall not (i) operate as a waiver of the Borrower’s requirement to comply with any other covenant set forth in the Credit Agreement or the other Credit Documents or of any other Event of Default, or (ii) constitute a waiver of any other provision of the Credit Agreement or any other Credit Document.

9. This Waiver shall become effective immediately upon execution of this Waiver by the Borrower and Lenders constituting the Required Lenders in the space provided below and shall continue in effect through the Fiscal Quarter ending on or around January 1, 2005; provided, however, that the Waiver with respect to the previously occurring Stockholders’ Equity Event of Default shall continue indefinitely.

10. This Waiver shall be governed by and construed in accordance with the laws of the State of Colorado without reference to conflicts of law rules. This Waiver may be executed in any number of identical counterparts, any set of which signed by all parties hereto shall be deemed to constitute a complete, executed original for all purposes.

IN WITNESS WHEREOF, each of the undersigned has caused this Waiver to be executed as of the day and year first above written.

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL

ASSOCIATION

By: /s/ Marc Rosenberg

Name: Marc Rosenberg

Title: Vice President

LENDERS:

WELLS FARGO BANK, NATIONAL

ASSOCIATION

By: /s/ Marc Rosenberg

Name: Marc Rosenberg

Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

By:

Name:

Title:

VECTRA BANK COLORADO N.A.

By:

Name:

Title:

BANK OF AMERICA, N.A.

By: /s/ David R. Barney

Name: David R. Barney

Title: Senior Vice President

ACKNOWLEDGED AND AGREED:

WILD OATS MARKETS, INC.

By: /s/ Freya R. Brier

Name: Freya R. Brier

Title: Senior Vice President